Exhibit 99.1

Contact:

Ronald C. Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Second Quarter

Fiscal 2013 Financial Results

Revenue up 21%, Net Income increases over $800,000 from year ago

New Orders - Including Delta - of $69 Million Increase Current Backlog
to Over $90 Million

Company Raises Outlook, Now Expects Fiscal 2013 Revenues to Increase 30%

EXTON, Pa.—April 24, 2013—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2013, ended March 31, 2013.

For the second quarter of 2013, the Company reported revenue of $8.2 million, a 21 percent increase compared to the second quarter fiscal 2012 revenue of $6.8 million. The Company reported second quarter 2013 net income of $1.1 million, or $0.07 per diluted share, compared to net income of $289,000, or $0.02 per diluted share, in the same quarter a year ago.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. (“ISSC”) said, “In the second quarter, we achieved our strategic objectives, profitably growing the business and signing new contracts that should provide a solid foundation on which to build over the next several years.  During the first half of this year, we have been awarded more than $85 million in new orders, highlighted by the contract to upgrade Delta’s MD 88 and MD 90 fleet.  This contract not only adds substantially to our backlog, but also is another in a series of market validations of our growing portfolio of advanced technologies, in this case, our Next

Generation Flight Management System.  By focusing on developing new products, we can offer a compelling value proposition to our customers and capitalize on the market’s increasing emphasis on price-for-performance.  With other new products in development, we will integrate a number of systems in the cockpit for both retrofit and OEM markets.  We believe that our strategy to invest a substantial portion of our resources in research and development will create value for shareholders by growing revenues, profits, and cash flows over the next several years.”

At March 31, 2013, the Company had $16.3 million of cash on hand and no debt.  The cash position is net of approximately $25 million paid to shareholders as a special dividend in December 2012.

Six Months Revenues up 28%

Revenues for the six months ended March 31, 2013 were $14.8 million, compared to $11.5 million for the six months ended March 31, 2012.  Net income for the six months ended March 31, 2013 was $1.4 million, or $0.09 per diluted share, compared to a net loss of $54,000, or $0.00 per diluted share, for the first half of last fiscal year.

Second Quarter orders of $69 million increase backlog to over $90 million

Orders for the second quarter were $69 million, including the $62 million Delta contract, increasing backlog at March 31, 2013 to over $90 million from $29 million at December 31, 2012.  Production deliveries on the Delta contract are expected to begin in mid 2014 and to extend over several years.  Backlog excludes potential future sole-source production orders from products currently in development under the Company’s development contracts, including two new general aviation aircraft, one of which is the previously announced Eclipse 550, on which orders are expected to extend over the next decade.

Shahram Askarpour, President of ISSC, commented, “This was a strong quarter, highlighted by the award of the contract to upgrade Delta’s MD88/90 fleet.  With this contract, our advanced Flight Management System and Global Positioning System Receivers have now been selected in all three market segments:  the B-737, MD88/90 in the air transport market, the C-130 and L-100 in the military market, and the Eclipse E500 and E550 in the general aviation market.  Our flight management systems are among the industry’s most advanced aircraft performance and navigation solutions, and provide cost-effective, state-of-the-art technology, which enables legacy avionics platforms to be upgraded with the capabilities, efficiency, and performance similar to the latest production aircraft, including offering valuable NextGen functionality.”

He continued, “These platforms are extremely versatile, and provide a strong foundation to add additional aircraft types in each of our markets, substantially increasing our addressable market.  Continued economic uncertainty has placed a premium on products that provide operators the best price-to-performance value.  For over 25 years, IS&S has built its reputation as an industry leader with dependable, high-quality products that deliver high performance at a much lower cost than our competitors’ offerings.  We are very pleased that this unwavering commitment is getting increased market recognition.”

Business Outlook

Mr. Hedrick concluded, “For the fiscal year ending September 30, 2013, we expect revenues to increase approximately 30% compared to fiscal 2012.  Continued investment in product development to support our double digit growth will limit earnings from these increased revenues.  Revenues and earnings from the production phases of several of these development efforts, including the Delta Airlines MD88/90 order, will begin in fiscal 2014.  We estimate that earnings per share for fiscal 2013 will be in the range of $0.18 to $0.20.  This estimate compares to earnings per share for fiscal 2012 of $0.03 plus a non-recurring benefit of $0.15 related to a tax valuation reserve adjustment.”

Conference Call

The Company will be hosting a conference call April 25, 2013 at 10:00 AM ET to discuss these results and its business outlook. Those planning to dial in to the call should dial the following number and register their names and company affiliations: 877-883-0383, and enter the PIN Number 8021693. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheet

(unaudited)

	March 31,	September 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$16,324,325	$42,977,501
Accounts receivable, net	5,907,328	3,978,512
Inventories	3,912,131	3,801,547
Deferred income taxes	1,994,613	1,588,162
Prepaid expenses and other current assets	4,405,173	2,031,644
Total current assets	32,543,570	54,377,366
Property and equipment, net	7,150,754	7,214,378
Non-current deferred income taxes	548,319	846,887
Other assets	129,800	158,600
Total Assets	$40,372,443	$62,597,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,718,863	$1,139,464
Accrued expenses	2,813,942	2,723,812
Deferred revenue	905,169	1,426,552
Total current liabilities	5,437,974	5,289,828
Deferred income taxes	129,953	128,998
Other liabilities	113,016	98,002
Total Liabilities	5,680,943	5,516,828
Commitments and contingencies	—	—
Shareholders’ Equity
Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2013 and September 30, 2012	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,533,904 and 18,329,314 issued at March 31, 2013 and September 30, 2012, respectively	18,534	18,329

Additional paid-in capital	49,040,122	47,845,732
Retained earnings	6,022,435	29,605,236
Treasury stock, at cost, 1,756,807 and 1,756,632 shares at March 31, 2013 and September 30, 2012, respectively	(20,389,591)	(20,388,894)
Total Shareholders’ Equity	34,691,500	57,080,403
Total Liabilities and Shareholders’ Equity	$40,372,443	$62,597,231

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Six months ended
	March 31		March 31,
	2013	2012	2013	2012

Sales	$8,214,974	$6,760,221	$14,751,708	$11,515,680

Cost of Sales	4,263,580	3,659,505	7,760,063	6,289,365

Gross Profit	3,951,394	3,100,716	6,991,645	5,226,315

Operating expenses:
Research and development	805,126	926,379	1,655,978	1,716,602
Selling, general and administrative	1,935,431	1,827,794	3,740,240	3,821,369
Total operating expenses	2,740,557	2,754,173	5,396,218	5,537,971

Operating income	1,210,837	346,543	1,595,427	(311,656)

Interest income	6,181	20,156	23,753	41,935
Interest expense	—	(180)	—	(417)
Other income	13,261	8,568	24,806	50,637

Income before income taxes	1,230,279	375,087	1,643,986	(219,501)

Income tax expense	123,151	86,214	219,271	(165,395)

Net (loss) income	$1,107,128	$288,873	$1,424,715	$(54,106)

Net (loss) income per Common Share
Basic	$0.07	$0.02	$0.09	$(0.00)
Diluted	$0.07	$0.02	$0.09	$(0.00)

Weighted Average Shares Outstanding
Basic	16,776,924	16,636,725	16,692,715	16,679,109
Diluted	16,781,756	16,636,732	16,695,135	16,679,109